Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the registration statements (Nos. 333-233727, 333-234567 and 333-255723) on Form S-3 and (Nos. 333-188764, 333-208752, 333-220953, 333-233728 and 333-258445) on Form S-8 of Streamline Health Solutions, Inc. of our report with respect to Avelead Consulting, LLC dated September 21, 2021, relating to the balance sheets of Avelead Consulting, LLC as of December 31, 2020 and 2019, and the related statements of operations, members’ equity, and cash flows, for the years then ended, and the related notes to the financial statements, which is included in this Current Report on Form 8-K/A of Streamline Health Solutions, Inc.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
October 25, 2021